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As filed with the Securities and Exchange Commission on February 7, 2011

Registration No. 333-169178

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bruker Energy & Supercon Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3621 (Primary Standard Industrial Classification Code Number)	26-2635370 (I.R.S. Employer Identification No.)
15 Fortune Drive Billerica, MA 01821 (978) 901-7550 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Thomas M. Rosa
Senior Vice President and Chief Financial Officer
Bruker Energy & Supercon Technologies, Inc.
15 Fortune Drive
Billerica, MA 01821
(978) 901-7550
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard M. Stein, Esq. Nixon Peabody LLP 100 Summer Street Boston, Massachusetts 02110-2131 (617) 345-1000	Donald J. Murray, Esq. Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, New York 10019-6092 (212) 259-8000

Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the earlier registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

 EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-169178) is filed solely for the purpose of filing the exhibits listed in the Exhibit Index hereto as being "Filed herewith."

 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses Of Issuance And Distribution

The estimated expenses (other than the underwriting discount) payable by us in connection with this offering are as follows:

Amount

SEC registration fee	$7,130
FINRA filing fee	10,500
NASDAQ Global Market fee	*
Printing expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees and expenses	*
Miscellaneous	*
Total	*

*
To be completed by amendment

Item 14.    Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides as follows:

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact the he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suite or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and a manner he reasonably believed to in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In addition, pursuant to our certificate of incorporation and bylaws, we shall indemnify our directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

The underwriting agreement between us and the underwriters of this offering provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed at Exhibit 1.1 hereto.

We maintain directors and officers liability insurance for the benefit of our directors and certain of our officers.

Item 15.    Recent Sales of Unregistered Securities

From the period beginning January 1, 2007 through September 30, 2010, we have granted options to purchase an aggregate of 800,000 shares of our common stock, with a weighted average exercise price of $4.07 per share, to employees and directors pursuant to our 2009 Plan.

The securities described in the above paragraph were issued pursuant to written compensatory plans or arrangements with our employees and directors in reliance on the exemptions provided by Rule 701 promulgated under Section 3(b) of the Securities Act.

All securities described in this Item 15 are deemed restricted securities for purposes of the Securities Act. The instruments representing such issued securities included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.    Exhibits and Financial Statement Schedules

The exhibits to this registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

Item 17.    Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denomination and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Billerica, Massachusetts, on February 7, 2011.

BRUKER ENERGY & SUPERCON TECHNOLOGIES, INC.
By:	/s/ BURKHARD PRAUSE, PH.D. Burkhard Prause, Ph.D. President And Chief Executive Officer

[Signature Page Follows]

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ BURKHARD PRAUSE, PH.D. Burkhard Prause, Ph.D.	President and Chief Executive Officer (Principal Executive Officer)	February 7, 2011
/s/ THOMAS M. ROSA Thomas M. Rosa	Chief Financial Officer (Principal Financial Officer)	February 7, 2011
/s/ BARBARA J. BURGESS Barbara J. Burgess	Chief Accounting Officer (Principal Accounting Officer)	February 7, 2011
* Wolf Dieter-Emmerich, Ph.D.	Director	February 7, 2011
* Brenda J. Furlong	Director	February 7, 2011
* Thomas Hartkopf, Ph.D.	Director	February 7, 2011
* Chris van Ingen	Director	February 7, 2011
* Tony W. Keller, Ph.D.	Director	February 7, 2011
* Frank H. Laukien, Ph.D.	Director	February 7, 2011
* Joerg C. Laukien	Director	February 7, 2011
* Charles F. Wagner, Jr.	Director	February 7, 2011

*By:	/s/ THOMAS M. ROSA
Thomas M. Rosa
Attorney in fact

Exhibit Index

Exhibit Number	Description Of Exhibit
1.1	Form of Underwriting Agreement.*
3.1	Amended and Restated Certificate of Incorporation of Bruker Energy & Supercon Technologies, Inc. #
3.2	By-laws of Bruker Energy & Supercon Technologies, Inc. #
4.1	Form of Common Stock Certificate.*
5.1	Opinion of Nixon Peabody LLP.*
10.1
Lease Agreement dated June 30, 2003 by and between Vacuumschmelze GmbH & Co. KG and Advanced Superconductors Project Hanau GmbH & Co. KG and Supplementary Agreement (Supplementary Agreement translated).**
10.2	Lease Agreements dated July 24, 2003 and July 31, 2008 by and between GFW Vermogensverwaltung Georg and Fritz Wissler GbR and Bruker EAS GmbH and Addenda (translated).**
10.3	Lease Agreement dated September 8, 2005 by and between Leybold Optics GmbH and European High Temperature Superconductors GmbH & Co. KG and Addenda (translated).**
10.4	Lease Agreement dated April 1, 2009 by and between TBG TechnologiePark Bergisch Gladbach Verwaltungs GmbH and Bruker Advanced Supercon GmbH (translated).**
10.5	Operating Agreement dated April 1, 2009 by and between TBG TechnologiePark Bergisch Gladbach Verwaltungs GmbH and Bruker Advanced Supercon GmbH and Amendment (translated).**
10.6
Lease Agreement dated April 1, 2009 and Partial Termination Agreement dated July 3, 2009 by and between TBG TechnologiePark Bergisch Gladbach Verwaltungs GmbH and RI Research Instruments GmbH and Amendment to the Lease Agreement (translated).**
10.7	Operating Agreement dated April 1, 2009 by and between TBG TechnologiePark Bergisch Gladbach Verwaltungs GmbH and RI Research Instruments GmbH (translated).**
10.8	Managing Director Agreement dated February 16, 2009 by and between Bruker Advanced Supercon GmbH and Dr. Detlef Krischel (translated).**†
10.9	Bonus Agreement dated February 16, 2010 by and between Bruker Advanced Supercon GmbH and Dr. Detlef Krischel (translated).**†
10.10	Bonus Stipulation Agreement dated April 2009 by and between Bruker Advanced Supercon GmbH and Dr. Detlef Krischel (translated).**†
10.11	Managing Director Agreement dated April 14, 2009 by and between Bruker Advanced Supercon GmbH and Dr. Hans-Udo Klein (translated).**†
10.12	Bonus Stipulation Agreement dated April 2009 by and between Bruker Advanced Supercon GmbH and Dr. Hans-Udo Klein (translated).**†
10.13	Managing Director Agreement dated October 1, 2006 by and between European Advanced Superconductors GmbH & Co. KG and Dr. Burkhard Prause (translated).**†
10.14	Bonus Stipulation Agreement dated October 1, 2006 by and between European Advanced Superconductors GmbH & Co. KG and Dr. Burkhard Prause (translated).**†
10.15	Bonus Agreement by and between Bruker EAS GmbH and Dr. Burkhard Prause (translated).**†
10.16	Managing Director Agreement dated October 1, 2006 by and between European Advanced Superconductors GmbH & Co. KG and Dr. Klaus Schlenga (translated).**†
10.17	Bonus Agreement by and between Bruker EAS GmbH and Dr. Klaus Schlenga (translated).**†
10.18	Supply Contract dated December 7, 2009 by and between The European Joint Undertaking for ITER and the Development of Fusion Energy and Bruker EAS GmbH and Annex.**+

Exhibit Number	Description Of Exhibit
10.19	Sharing Agreement dated August 30, 2010 by and between Bruker Corporation and Bruker Energy & Supercon Technologies, Inc. #
10.20	Bruker Energy & Supercon Technologies, Inc. 2009 Stock Option Plan. #
10.21	Form of Incentive Stock Option Award Agreement. #
10.22	Form of Non-Qualified Stock Option Award Agreement. #
10.23	Form of Tax Sharing Agreement by and between Bruker Corporation and Bruker Energy & Supercon Technologies, Inc.**
10.24	Letter Agreement dated September 9, 2010 between Bruker Energy & Supercon Technologies, Inc. and Detlef Krischel.**†
10.25	Supply Agreement dated May 15, 2009 by and between Siemens Magnet Technology Limited and Bruker EAS.**+
10.26	Supply Contract dated July 13, 2010 by and between Deutsches Elektronen-Synchrotron DESY and RI Research Instruments GmbH and Addenda.**+
10.27	Shareholders' Agreement dated February 9, 2009 by and between RI Research Instruments Manager GbR and Bruker Advanced Supercon, Inc. (translated).**+
10.28	Form of Promissory Note to Bruker Corporation.**
10.29	Form of Promissory Note to Bruker BioSpin Corporation.**
10.30	Intercompany Loan Agreement dated September 7, 2009 by and between Bruker BioSpin GmbH and Bruker EAS GmbH.**
10.31	Intercompany Loan Agreement dated September 7, 2009 by and between Bruker BioSpin GmbH and Bruker HTS GmbH.**
10.32	Development Agreement dated September 19, 2008 by and between Bruker BioSpin AG, Bruker BioSpin GmbH and European Advanced Superconductors GmbH & Co. KG.**+
10.33	Supply Agreement dated December 5, 2010 by and between Bruker BioSpin AG, Bruker BioSpin GmbH and Bruker EAS GmbH (Annex C translated).**+
10.34
Development Agreement dated August 8, 2007 by and between Bruker BioSpin AG, Bruker BioSpin SA, Bruker BioSpin GmbH and European High Temperature Superconductors GmbH & Co. KG, as amended (translated).**+
21.1	Subsidiaries of Bruker Energy & Supercon Technologies, Inc. #
23.1	Consent of Independent Registered Public Accounting Firm. #
23.2	Consent of Independent Auditors. #
23.3	Consent of Nixon Peabody LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included on the signature page hereof).

*
To be filed by amendment.

**
Filed herewith.

+
Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.

†
Management contract or plan.

#
Previously filed.

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EXPLANATORY NOTE
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses Of Issuance And Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings